AGREEMENT OF SALE

              This AGREEMENT OF SALE is dated April 11, 1996,

                  BETWEEN LOMAC REALTY, A Partnership, a New Jersey general partnership, having a place of business of 11 Harmich Road, South Plainfield, New Jersey ("Seller");

                  AND KARAT CORP., a New Jersey corporation, nominee of Continental Waste Industries, Inc., a Delaware corporation, having a place of business in care of Continental Waste Industries, Inc., 67 Walnut Avenue, Suite 103, Clark, New Jersey 07066 ("Purchaser");


                          W I T N E S S E T H, T H A T:


              1.  DEFINITIONS AND INTERPRETATIONS.

          1.1 Definitions. Unless the context clearly indicates to the contrary, terms defined in the heading, recitals or elsewhere in this agreement shall have the meanings assigned to them whenever initially capitalized in this agreement, including the terms set forth below:

          "Agreement." This Agreement and any modifications or amendments hereto.

          "Applications." All documents necessary or advisable for obtaining the Approvals.

          "Approvals." All governmental authorizations necessary or advisable for the use and occupancy of the Property as contemplated by this Agreement and the Acquisition Agreements.

          "Acquisition Agreements." Each of (a) that certain acquisition agreement dated April 11, 1996 among CWI, Recycling Industries, Inc. and involving the individual shareholders of Recycling Industries, Inc., and (b) that certain acquisition agreement dated April 11, 1996 among CWI, Statewide Environmental Contractors, Inc. and involving the individual shareholders of Statewide Environmental Contractors, Inc.

          "Cleanup and Removal Costs." Funds expended by the chief executive of the Spill Fund pursuant to N.J.S.A. 58:10-23.11b(d).

          "Closing." The meeting of Seller and Purchaser and/or their legal representatives at which the closing of title takes place.

          "Closing Date." The date on which the Closing occurs.

          "CWI." Continental Waste Industries, Inc., a Delaware corporation.

          "Deposit." Funds deposited by Purchaser with Escrow Agent under the Escrow Agreement, which funds shall be credited against the purchase price for the Property at the Closing or paid to Seller or Purchaser in accordance with the provisions of this Agreement and the Escrow Agreement if this Agreement is terminated.

          "Developer's Agreement." The developer's agreement soon to be entered into between the Borough of South Plainfield and Recycling Industries, Inc. respecting the reconstruction of Harmich Road in South Plainfield, New Jersey.

          "Enforcement Notice." A summons, citation, directive, order, claim, litigation, investigation, judgment, letter or other communication, written or oral, actual or threatened from the NJDEP, the USEPA or other federal, state or local agency or authority or any other person, concerning any intentional or unintentional action or omission resulting or which might result in the Releasing of Regulated Substances into the waters or onto the lands of the State of New Jersey, or into waters outside the jurisdiction of the State of New Jersey where damage may have resulted to the land, waters, fish, shellfish, wildlife, biota, air or other resources owned, managed, held in trust or otherwise controlled by, or within the jurisdiction of the State of New Jersey, or into the "Environment" as such term is defined in 42 U.S.C. ss.9601(a).

          "Environmental Condition." Any condition with respect to subsurface soil, ambient air, surface waters, groundwaters, leachate, run-on or run-off, stream or other sediments or similar environmental medium on or off the Property, which condition could require investigation or remedial or corrective action or compliance with permit requirements, standards, rules, regulations, ordinances or other laws, or may result in claims, demands or liabilities against Purchaser or the Property by third parties, including governmental entities.

          "Escrow Agent." Harvey R. Poe, Esq., the party designated to hold the Deposit in trust under the provisions of this Agreement and the Escrow Agreement.

          "Escrow Agreement." The escrow agreement dated April 11, 1996 among Escrow Agent, Seller, Purchaser, CWI and various other parties.

          "Existing Mortgage(s)." Any mortgage which encumbers the Property as of the date hereof or on the date of the Closing.

          "Fixtures." Gas, electric, and other utility fixtures; heating, ventilation and cooling systems; telephone, television and other communications wiring, cables, antennae and other devices; Tanks; linoleum, wall to wall carpeting and other floor coverings; screens, shades, awnings and other interior and exterior window treatments; storm windows and doors; and any and all other tangible property affixed to and used in the operation of the Property.

          "Improvements." Any building, Fixtures, fences, plantings and other improvements and installations located on or beneath the Land.

          "Initial Studies." Any investigation of the Property deemed necessary or desirable by the Purchaser to determine the condition of the Property and its feasibility for use for the purpose described in the Lomac Letter of Intent, this Agreement and the Acquisition Agreements, including but not limited to environmental due diligence.

          "ISRA." The Industrial Site Recovery Act as set forth in N.J.S.A. 13:1K-6 et seq., as amended, along with the Environmental Cleanup Responsibility Act and any other predecessor or successor act, and all administrative regulations, decisions, policies and court decisions implementing or interpreting the same.

          "ISRA Activities." Any activities by Seller or Purchaser carried out for the purpose of ISRA Compliance.

          "ISRA  Compliance."  Compliance  with  the  requirements  of ISRA  and section 8 hereof.

          "Land." That certain tract or parcel of land more specifically described on Exhibit 2.1 annexed to this Agreement.

          "Leases." All tenant leases with respect to the Property which are in effect or executed as of the date of this Agreement or which become effective or executed between the date of this Agreement and the Closing, or thereafter.

          "LNA." A letter of ISRA nonapplicability with respect to the Property and this transaction issued by the NJDEP.

          "LOI." A letter of interpretation or other action by the NJDEP or other governmental agency indicating whether or not there are any Wetlands on or affecting the Property.

          "Lomac Letter of Intent." The letter of intent dated February 9, 1996 among CWI, Seller and Recycling Industries, Inc.

          "Lomac Note." The note issued by Purchaser in favor of Seller in the original maximum principal amount of $1,500,000.

          "NJDEP." The New Jersey Department of Environmental Protection.

          "Option Agreement." The option to purchase real property agreement dated May 10, 1994 among Seller, Maurice Kirchofer, Joseph Scalamoni and Mary Lemmo.

          "Permits." Any air quality, water discharge and other permits relating to the Property and its use.

          "Personal Property." Personal property not affixed to the Land or the Improvements, including trade fixtures, and used in connection with the operation thereof.

          "Property." All property, rights and interests to be sold by Seller to Purchaser as enumerated in this Agreement.

          "Purchaser." Karat Corp., a New Jersey corporation, nominee of CWI, and its successors and assigns, if any.

          "Regulated Substance." Any substance regulated by governmental authority, including any pollutant, dangerous substance, toxic substance, hazardous waste, hazardous material, hazardous substance or contaminant as defined in or pursuant to ISRA, the Spill Compensation and Control Act (N.J.S.A. 58:10-23.11 et seq.) ("Spill Act"), the Solid Waste Management Act (N.J.S.A. 13:1E-1 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. ss.6901 et seq.) ("RCRA"), the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. ss.9601 et seq.) ("CERCLA"), the Clean Water Act (33 U.S.C. ss.1251, et seq.), the Air Pollution Control Act (N.J.S.A. 26:2C-1 et seq.), or any other local, state or federal environmental or occupational health or safety law, rule, or regulation as amended.

          "Release" or "Releasing." Any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping, regardless of whether the result of an intentional or unintentional act or omission.

          "Scalamoni  Shares."  The  shares of the  capital  stock of  Statewide
          Environmental  Contractors,   Inc.  owned  by  the  Estate  of  Joseph
          Scalamoni.

          "Seller." Lomac Realty, A Partnership.

          "SIC." A classification of the type of activity conducted on a property based upon categories contained in the Standard Industrial Classification Manual, published in 1987 by the Office of Management and Budget, Executive Office of the President, as revised and supplemented thereafter.

          "Survey." A current survey of the Property to be obtained by the Purchaser.

          "Tanks." All underground storage tanks located within or relating to the Land and any piping, lines or other apparatus, whether above or below ground, related thereto, as defined pursuant to the Tank Laws.

          "Tank Laws." The Federal Underground Storage Tank Law (Subtitle I of the Resource Conservation and Recovery Act of 1976, 42 U.S.C. ss.6901 et seq.) and the New Jersey Underground Storage Tank Act (N.J.S.A. 58:10A-21 et seq.), the regulations promulgated thereunder, and any successor laws.

          "Title Company." The title insurance company licensed to transact business in New Jersey which is selected by Purchaser to examine title to the Property.

          "Title Question." Any encumbrance, outstanding interest or question of title not actually consented to by Purchaser which renders Seller unable to deliver title as required by this Agreement.

          "Title Report." The report on title to be prepared for Purchaser by the Title Company.

          "USEPA." The United States Environmental Protection Agency.

          "Wetlands." Freshwater, coastal and tidal wetlands and waters as defined in any laws, including Section 404 of the Clean Water Act, 33 U.S.C.A. ss.1251, et seq., the New Jersey Freshwater Wetlands Protection Act, N.J.S.A. 13:9B-1 et seq., the Wetlands Act of 1970, N.J.S.A. 13:9A-1 et seq. and the Waterfront and Harbor Facilities Act, N.J.S.A. 13:1D-29 et seq., and any successor or similar laws, and all related transition areas or buffers regulated thereby.

          1.2 Interpretations. Unless otherwise specified or required by the context of this Agreement, the following rules of construction shall be applicable for all purposes of this Agreement and all documents supplemental hereto:

          1.2.1 All references herein to numbered sections, subsections or to schedules or exhibits are references to the sections and subsections hereof and the schedules or exhibits attached hereto.

          1.2.2 The terms "include", "including" and similar terms shall be construed as if followed by the phrase "without being limited to."

          1.2.3  The  terms   buildings,   structures,   improvements,   "Land,"
     "Property," "Fixtures," "Improvements" and similar terms shall be construed as if followed by the phrase "or any part thereof."

          1.2.4 Singular words include the plural and plural words include the singular.

          1.2.5 Words importing any gender include the other gender and the neuter.

          1.2.6  The  term  "person"  shall  include  natural  persons,   firms,
     partnerships, limited liability companies, incorporated or unincorporated associations, trusts or any other public and private legal entities.

        1.2.7 The term "provisions," "terms" or similar words, when used with respect hereto or to any other related document, shall be construed as if
     preceded  by  the  phrase  "terms,  covenants,  agreements,   requirements,
     conditions, restrictions and/or."

          1.2.8 The terms "hereto," "herein," "hereof," "hereunder" and similar terms shall refer to this Agreement in its entirety, unless the context clearly indicates otherwise.

          1.2.9 Section, subsection, schedule and exhibit captions and any table of contents are used for convenience and reference only and in no way define, limit or affect the construction of the provisions hereof.

          1.2.10 No inference in favor of any party shall be drawn from the fact that such party has drafted any portion hereof.

          1.2.11 All recitals set forth in, and all exhibits, schedules or other attachments to, this Agreement are incorporated by reference herein.

          1.2.12 The term "Leases" or "leases" shall mean "lease, sublease, tenancy, subtenancy, letting, subletting, license, sublicense or other occupancy arrangement," and the term "Tenant" or "tenant" shall mean "subtenant, lessee, sublessee, licensee, sublicensee or other occupant."

          1.2.13 All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or item requires.

          1.2.14 The term "date hereof" shall mean the date a completely executed copy of this Agreement, including any riders or amendments hereto, has been delivered to Purchaser and its attorney. All time periods hereunder shall commence on the first calendar day following the date hereof which is not a Saturday, Sunday or holiday on which national banks are closed for business within the State of New Jersey.

          1.2.15 If any provision of this Agreement shall to any extent be invalid or unenforceable, the remainder of this Agreement or the application of such provision to persons or circumstances other than those as to which it is held invalid or enforceable shall not be affected thereby and each provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

        1.2.16 The term "law" shall mean and include any statute, ordinance, rule, regulation, code, order, opinion or similar governmental action or directive, including any executive, court or administrative interpretation, order or decision enforcing or interpreting any of the foregoing. References to any statutes, ordinances, rules or regulations shall be deemed to include any predecessor, successor or replacement statutes, ordinances, rules or regulations.

          1.2.17 This Agreement is intended by the parties as a final expression of their agreement and as a complete and exclusive statement of the terms hereof. All negotiations, considerations and representations between the parties have been incorporated herein. As it relates to the subject matter hereof, the Lomac Letter of Intent is hereby superseded by this Agreement. No course of prior dealing between the parties or their principals, agents or affiliates shall be relevant or admissible to supplement, explain or vary any of the terms of this Agreement. No representations, understandings or agreements have been made or relied upon in the making of this Agreement other than those specifically set forth herein. This Agreement cannot be modified orally, but only by a writing signed by all of the parties hereto or their duly authorized agents.

              2.  PROPERTY.

          2.1 Seller agrees to sell and convey to Purchaser and Purchaser agrees to buy the Property from Seller, including the Land, the Improvements, the Permits, the Approvals and, the Personal Property located in the Borough of South Plainfield, County of Middlesex and State of New Jersey, commonly known as 11 Harmich Road, South Plainfield, New Jersey, shown on the municipal tax map as Lot 27 in Block 255, and as more specifically described on Exhibit 2.1 annexed hereto. This sale includes all right, title and interest of Seller, if any, in and to (a) the land constituting any public street, road or avenue, opened or proposed, in front of or adjoining the Land to the center line thereof, (b) any award made or to be made in lieu thereof and any unpaid award for damages to the Land or the Improvements by reason of change of grade of any street, road or avenue,
     (c) any condemnation claim or award paid or payable with respect to the property interests to be conveyed hereunder and (d) any rights, easements, variances, conditional uses, nonconforming uses or structures, environmental permits, land use permits and other rights, causes of action and other legal status, whether or not vested, and all privileges appurtenant or related to the Land or the Improvements.

          2.2 The  Personal  Property  included  in this  sale is set  forth  in
     Exhibit 2.2 annexed hereto. The Personal Property includes any site plans, building plans, architectural and engineering designs, plans and drawings, building name, other tradenames and goodwill, telephone numbers and all other tangible and intangible personal property associated with the Property.

          2.3 Except as listed on Exhibit 2.3, Purchaser is not assuming, and Seller agrees to indemnify Purchaser from and against any claims arising from any service, maintenance or other similar contracts or other agreements, with respect to the Personal Property or other Property included in this sale.


              3.  TITLE.

          3.1 Seller represents that it is the fee owner of the Property and that it has the authority and power and will convey marketable title of record to the Property such as will be insurable at regular rates by the Title Company, but expressly subject to the following:

          3.1.1 All present zoning, building, environmental and other laws, ordinances, codes, restrictions and regulations of all governmental authorities having jurisdiction, provided that none of same would render title unmarketable or substantially interfere with the Purchaser's use of the Property as presently used and as contemplated by this Agreement and the Acquisition Agreements.

          3.1.2 Any state of facts which would be shown by an accurate survey and inspection of the Property, provided that none of same would render title unmarketable. This exception does not include any further state of facts the Survey discloses, unless such further state of facts would not render title unmarketable or substantially interfere with the Purchaser's use of the Property as presently used and as contemplated by this Agreement and the Acquisition Agreements.

          3.1.3 All rights, easements and agreements for the erection and/or maintenance of water, gas, electric, telephone, sewer or other utility pipelines, poles, wires, conduits or other like facilities and appurtenances thereto, over, across and under the Property, only if they are located along the bed of a public street or if they service the Property and will not substantially interfere with the Purchaser's use of the Property as presently used and as contemplated by this Agreement and the Acquisition Agreements.

          3.1.4 Recorded agreements which limit the use of the Property, if they are not presently violated, do not contain an enforceable clause under which the Property would be forfeited if they were violated and would not substantially interfere with the Purchaser's use of the Property as presently used and as contemplated by this Agreement and the Acquisition Agreements.

          3.1.5 Current taxes or liens for taxes and assessments to the extent installments are not yet payable.

          3.1.6 The Developer's Agreement.

          3.2 To the extent not already provided to Purchaser, Seller shall promptly deliver to Purchaser copies of the following information relating to the Property to the extent within Seller's possession or control: most recent prior owner's and lender's title abstracts, searches and policies; affidavits of title, and other information relating to prior transactions and owners; all surveys, engineering or architectural work, construction plans, building permits, certificates of occupancy, site plans, variances, conditional uses, environmental reports, developers' agreements and governmental resolutions relating to the Property; Leases(Exhibit 3.2), cash flow analyses and results, and other financial information, statements of operating revenues and expenses and federal and state tax returns, all of which shall be provided for the three most recent calendar years; copies of all correspondence, management agreements, service contracts; and warranties, guaranties and any other documents and information relevant to the Property and Purchaser's investigation thereof.

          3.3. Purchaser shall at its sole cost and expense cause title to the Property to be examined by the Title Company and obtain the Survey to be certified to both Seller and Purchaser and insured by the Title Company. Purchaser shall deliver a copy of the Title Report and the Survey to Seller's attorneys promptly after receipt of same, together with written notice of any Title Questions disclosed by the Title Report or the Survey or otherwise known to Purchaser which Purchaser believes are not covered by the exceptions to title set forth in section 3.1 and which Purchaser believes it is not required to take title "subject to."

          3.4 If the Property is affected by any Title Question which may, according to reasonable expectations, be removed within thirty days, Seller shall have the right to adjourn the Closing for up to thirty days to remove or satisfy the Title Question. If Seller is unable in good faith to convey title as herein required, Purchaser may terminate this Agreement, in which event Seller shall return the Deposit plus interest earned thereon to Purchaser. Nevertheless, Purchaser may accept such title as Seller may be able to convey, with Purchaser to receive a reduction of or a credit against the purchase price equal to the loss in value attributable to uncorrected Title Questions, and without further liability on the part of Seller.

          3.5 The Deposit and any interest earned thereon are hereby made liens against the Property.

          3.6 Seller warrants and represents that the Property agreed to be conveyed is not derived from any Martin Act proceedings, any act for the sale of land for nonpayment of municipal taxes or assessments, adverse possession or color of title possession.

          3.7 Seller agrees that following the date hereof, unless required (a) by another provision of this Agreement, (b) the Developer's Agreement, (c) the documents respecting the redemption of the Scalamoni Shares (including the mortgage in favor of the Estate of Joseph Scalamoni granted by Seller to secure its guarantee of the redemption purchase price, which mortgage shall be discharged at or prior to Closing), or (d) the pursuit of the upgrade transfer permit by Recycling Industries, Inc., Seller will not suffer or permit any of the following:

          3.7.1 Any application for or consent to any change of zoning of the Property.

          3.7.2 Any construction of any improvement upon the Property.

          3.7.3 The removal of any soil or fill from or the placement of any soil or fill on the Property.

          3.7.4 The commission of any act of waste on the Property.

          3.7.5  The  creation  or   placement   against  the  Property  of  any
     encumbrance or the increase or extension of any existing encumbrance.

          3.7.6 The creation, extension, modification or renewal of any lease, option, license or other agreement, including any brokerage or service agreements, relating to the Property.

          3.7.7 The grant, assignment, release, modification or transfer of any interest in the Property except to remove Title Questions.

          3.7.8 The taking of any action with respect to the Property which decreases its market value, its legal rights or its potential for the purposes set forth in this Agreement and the Acquisition Agreements.

          3.7.9 The entering into of any arrangements, agreements, negotiations or other communications with any parties (except CWI or its affiliates) with respect to (i) any sale or disposition of the Property, (ii) the subject of this Agreement, or (iii) any change in the ownership interests in Seller.

              4.  CONSIDERATION.

          4.1 The purchase price for the Property is $4,250,000, payable as follows:

(a)  The Deposit.......................................................$ 100,000

The Deposit shall be payable upon execution of this Agreement.

(b) At Closing by certified, attorney's trust account or bank cashiers' check, wire transfer or in other immediately available funds
                                                                      $2,650,000
(c) By Purchaser's non-interest bearing promissory note in the form and content of Exhibit 4.1(c) annexed hereto, in the original maximum principal amount of $1,500,000, for a one (1) year term, with a one (1) year renewal term, payable in accordance with the terms of the Lomac Note. The Lomac Note shall be secured by an irrevocable letter of credit issued by a bank selected by Purchaser and reasonably acceptable to Seller...................................$1,500,000

          TOTAL.......................................................$4,250,000


          4.2 The aggregate purchase price for the Property is subject to offset and reduction by Purchaser as is more fully provided the Lomac Note.

          4.3 The Deposit shall be paid to the Escrow Agent pursuant to the Escrow Agreement and shall be held or distributed as is required hereunder and thereunder. The Deposit shall be held in a segregated FDIC insured money market account and all interest or earnings thereon shall belong to the party entitled to the principal amount of the Deposit.

          4.4 Seller's federal taxpayer identification number is #22-2140179; Purchaser's federal taxpayer identification number is #22-3017045.

              5.      CLOSING.

          5.1 The Closing shall take place at 10 a.m. in the offices of Lowenstein, Sandler, Kohl, Fisher & Boylan, 65 Livingston Avenue, Roseland, New Jersey 07068, on April 30, 1996 or following satisfaction of all contingencies as described in sections 7.1 through 7.5 and compliance with section 8 of this Agreement and all contingencies and preconditions set forth in the Acquisition Agreements.

        5.2 At the Closing, Purchaser shall deliver the balance of the purchase price and Seller shall deliver the following items duly executed by Seller or its authorized representatives:

          5.2.1 A Bargain and Sale Deed with Covenant against Grantor's Acts. The deed shall be in recordable form, contain a legal description in accordance with the deed into Seller, and as otherwise required by the Title Company and sufficient to convey title to the Property subject only to the matters affecting title as contemplated by section 3.1.

          5.2.2 A certified copy of its partnership agreement, as amended, partnership consent, and affidavit of title.

          5.2.3 A W-9 form and closing statement.

          5.2.4 A Bill of Sale with warranties of clear title by Seller with respect to any Personal Property.

          5.2.5 An assignment of the Leases and any guaranties, warranties and service contracts.

          5.2.6 A certificate of occupancy, without exceptions.

          5.2.7 A Certification of Non-Foreign Status Entity by Transferor (F.I.R.P.T.A. Affidavit).

           5.2.8 An affidavit stating that any Tanks on or part of the Property are exempt from the provisions of N.J.S.A. 58:10A-21 et seq. or evidence that any Tanks on or part of the Property have been properly registered with the NJDEP, as applicable

          5.2.9 All original warranties, guarantees and other information and documents contemplated under sections 2.2, 3.2 or otherwise in this Agreement.

          5.2.10 Evidence of ISRA Compliance, including the original NJDEP approvals or LNA relating to ISRA.

          5.2.11 The original of any LOI relating to the Property in possession of Seller or Seller's representatives or attorneys.

          5.2.12 An amended and corrected trade name certificate for Seller shall have been filed in the Office of the New Jersey Secretary of State.

          5.2.13 The Estate of Joseph Scalamoni shall have terminated its rights under the Option Agreement and Maurice Kirchofer and Mary Lemmo shall have assigned to Purchaser their respective rights under the Option Agreement.

          5.2.14 Such other documents as are contemplated by this Agreement or as may be reasonably required by Purchaser, by Purchaser's counsel or by the Title Company to issue, at regular rates, a title insurance policy insuring that Purchaser's title is in accordance with section 3.1.

            6. CLOSING ADJUSTMENTS.

          6.1 At the Closing, the following items shall be apportioned between the parties as of the Closing Date (Seller shall be responsible for the Closing Date):

          6.1.1 Real estate taxes, water and sewer assessments, if any, on the basis of the fiscal year for which assessed.

          6.1.2 Any water and sewer charges, according to a final reading, or, if unmetered, prorated on the basis of the applicable billing period.

          6.1.3 Fuel on the Property, if any.

          6.1.4 Payments under the service contracts, if any.

          6.1.5 Charges or fees for transferable licenses or Permits which are transferred to Purchaser at Closing.

          6.1.6 Other items normally adjusted between purchasers and sellers in such transactions.

          6.2 If there is a water meter on the Property, Seller shall furnish a reading to a date not more than 7 days prior to the date of the Closing, and the meter charge, if any, based thereon for the intervening time shall be apportioned on the basis of the last reading.

          6.3 If the Closing shall occur before the tax rate is fixed, the apportionment of real estate taxes shall be upon the basis of the tax rate for the next preceding year applied to the latest assessed valuation, and the parties agree to make a final, post-closing adjustment based upon actual, final taxes for the year in which the Closing occurs when the final tax bill is received.

          6.4 Seller shall pay the realty transfer fee due upon the sale of the Property.

          6.5 Any errors, omissions or estimations in computing apportionments at the Closing, including any corrections to any payoff amounts owing to Existing Mortgagees, shall be corrected as soon as practicable thereafter.

       6.6 All adjustments shall be made against the cash portion of the purchase price.

          6.7 Seller shall keep all taxes and assessments affecting the Property paid currently until Closing.

          6.8 If Purchaser pays off any encumbrances utilizing Seller's closing proceeds based upon a payoff letter or other information provided by Seller or its encumbrancer, Seller will remain liable for and save, defend, indemnify and hold Purchaser harmless from and against any additional claims by such encumbrancers.

          6.9 The provisions of this section 6 shall survive the Closing.

           7.      CONTINGENCIES.

          7.1 Governmental Approvals.

               7.1.1 Purchaser's obligation to close is contingent upon its obtaining, at its sole cost and expense, the Approvals necessary or advisable for the use of the property contemplated by this Agreement and the Acquisition Agreements. Purchaser's obligation to close is also contingent on Seller's obtaining all approvals required by ISRA pursuant to Section 8.1 below. The Approvals shall only be deemed to have been obtained following the expiration of all appeal periods relating to the Approvals with no appeals being taken or, in the event of any appeal, following the final, nonappealable, favorable adjudication of each such appeal. Any approval which is conditioned upon or subject to requirements not satisfactory to Purchaser shall be deemed a denial of the relevant application.

          7.1.2 Approvals shall include the following:

               (a) Any required variances or approvals, building permits or other permits authorizing the use of the Property for the purposes contemplated by the Lomac Letter of Intent and the Acquisition Agreements.

               (b) Any sewer connection and waste water treatment permit and approval required by any appropriate authority for the use of the Property for the purposes contemplated by the Lomac Letter of Intent and the Acquisition Agreements.

               (c) Any water, stream encroachment, Wetlands delineation, waste disposal, waste water pre-treatment, sewer connection, air quality and any other permit, consent or approval required to be obtained from the NJDEP, the USEPA or any other governmental agency for the use of the Property for the purposes contemplated by the Lomac Letter of Intent and the Acquisition Agreements, including approval of the stock transfers contemplated by the Acquisition Agreements.

             (d) Any soil erosion and sediment control permit required from the soil control district having jurisdiction thereof for the use of the Property for the purposes contemplated by the Lomac Letter of Intent and the Acquisition Agreements.

               (e) Any certificate of occupancy or equivalent certificate or permit required by any governmental entity having jurisdiction over the Property.

          7.1.3 Other than the ISRA documents referenced in Section 8.1 below, which are Seller's responsibility, Purchaser agrees to file all Applications for the Approvals of which Purchaser has knowledge promptly, together with any other Applications as soon as it becomes aware that they are necessary, and to diligently pursue the Applications.

          7.1.4 Without limiting any other obligation of Purchaser hereunder, Seller agrees to cooperate with the Purchaser and any approving agencies in connection with the Applications, to schedule and attend preapplication conferences to the extent available with any approving agency and/or its professional staff and to comply promptly with all requests from Purchaser and/or the approving agencies for additional information. All filing fees, professional fees and other expenses of prosecuting the Applications shall be Purchaser's sole responsibility, except for ISRA fees pursuant to
     Section 8.1.

          7.1.5 If any Application in the name of the Seller or any consent or approval by the Seller shall be legally required as a condition for the Approvals or any such Application, Seller agrees to execute such documents as Purchaser may request. Seller agrees that it will cooperate with Purchaser in connection with any Applications.

          7.1.6 If Purchaser, despite using its best efforts and diligently pursuing the Applications has not obtained all of the Approvals within a ninety (90) day period, and if Purchaser has not waived any Approval not obtained, Purchaser may terminate this Agreement. However, if at that time it reasonably appears that any such Approval has been voted on favorably by the approving agency but not formally issued, the time for obtaining such Approval may, at Purchaser's sole option, be extended for such additional periods as are necessary to allow for such issuance, vote, any required publication and the expiration of any appeal period, if applicable.

          7.1.7 If this Agreement is terminated pursuant to this section 7.1 or if Seller defaults hereunder, Escrow Agent shall return the Deposit and all interest earned thereon to Purchaser.

          7.2 Inspection Contingencies. Purchaser may promptly have one or more physical inspections of the Property made by a licensed engineer, architect, contractor, environmental consultant and/or other reasonably qualified expert of Purchaser's selection. Purchaser has informed Seller that a Phase I environmental study is being presently conducted at the Property. If the inspection reveals any condition unsatisfactory to Purchaser affecting the structural integrity of the Improvements, or any unsatisfactory condition impairing the proper functioning of any building component or mechanical system, or any Environmental Condition, Purchaser shall have the right to terminate this Agreement by delivering to Seller a notice of termination and a copy of any available inspection reports, including those specifying any unsatisfactory condition or Environmental Condition. In case of such termination by Purchaser, the Deposit and all interest earned thereon shall be delivered to Purchaser. Purchaser, at its sole option exercised in writing, may waive this contingency at any time prior to termination of this Agreement.

          7.3 Environmental Approvals. In addition to the environmental Approvals referred to in section 7.1.2 of this Agreement and required under the Acquisition Agreements, this Agreement is contingent upon the Seller's providing proof acceptable to Purchaser of ISRA Compliance prior to the Closing in accordance with the provisions of section 8. Seller shall promptly prepare and file and diligently pursue any applications, forms and documents required thereunder.


              8.  ENVIRONMENTAL COMPLIANCE.

          8.1 Prior to the Closing, Seller, at its sole cost and expense, shall either (a) obtain an LNA or (b) achieve ISRA Compliance by submitting to the NJDEP and obtaining approval of a "Negative Declaration," or "No Further Action" letter as such terms are defined in N.J.S.A. 13:1K-8 and any amendments thereto, or (c) in lieu of clause (b), apply for and obtain a Remediation Agreement pursuant to N.J.S.A. 13:1K-9(e) and any amendments thereto to allow this transaction to go forward prior to final and complete compliance with the provisions of ISRA, and post any financial assurances and perform all necessary acts in connection therewith, including the implementation of any monitoring or remedial efforts required pursuant to any other applicable environmental statutes, required by NJDEP. If ISRA Compliance is not completed prior to the Closing and passing of title, Seller shall diligently continue to pursue ISRA Compliance after the Closing to completion. Purchaser grants to Seller the right to enter upon the Property as required to perform the work necessary for completion of ISRA Compliance. Seller shall furnish a schedule at the time of Closing specifying the work remaining to be done and the estimated cost therefor. The estimated cost of such work shall be withheld from the proceeds payable to Seller at the Closing and shall be deposited with Lowenstein, Sandler, Kohl, Fisher & Boylan, P.C., to be held in escrow until all such work has been completed and final approval[s] from the NJDEP has been obtained. All workers and contractors employed by Seller shall be covered by adequate worker's compensation and liability insurance naming Purchaser as an additional insured. At the request of Purchaser, all such contractors shall furnish certificates of insurance confirming that the required coverage is then in effect. All such work shall proceed upon advance notice to Purchaser and at times and in such manner so as not to interfere unreasonably with Purchaser's operations, including any construction work then underway on the property. Seller agrees that it will save, defend with counsel selected by Purchaser, indemnify and hold Purchaser harmless from and against any loss, cost, claim or expense arising from any damage to persons or property caused by Seller or any contractor or worker employed or retained by Seller or its agents. In all events, Seller will post with the NJDEP a surety bond or other financial security approved by the NJDEP in an amount sufficient to implement and complete full ISRA Compliance.

          8.2 Prior to the Closing, Seller shall not cause or permit the Property to be used to generate, manufacture, refine, transport, treat, store, handle, dispose, transfer, produce or process Regulated Substances or other dangerous or toxic substances, or solid waste, except (a) in type, amount and use specified in Exhibit 8.2 hereto, or (b) upon prior written consent of the Purchaser, which permission may be arbitrarily withheld.

          8.3 If a lien shall be filed against the Property pursuant to CERCLA or as a result of the provisions of the Spill Act, or if any other Federal, State or local agency or authority, or any other entity or any individual shall file a lien against the Property in connection with any Environmental Condition at or emanating from the Property, Seller shall, at Purchaser's sole option, immediately either (a) pay the claim and remove the lien from the Property, or (b) furnish (i) a bond satisfactory to Purchaser in the amount of the claim out of which the lien arises, (ii) a cash deposit in the amount of the claim out of which the lien arises or (iii) other security reasonably satisfactory to Purchaser in an amount sufficient to discharge the claim out of which the lien arises.

          8.4 Seller agrees to save, defend with counsel selected by Purchaser, indemnify and hold Purchaser harmless from and against all costs, fees, claims and expenses which (a) are related to or arise from the failure of Seller to comply with any obligation imposed on Seller with respect to the Property by ISRA, by the NJDEP, by the USEPA, by any other governmental entity having jurisdiction or by any statute, administrative regulation or other law, (b) arise as a result of Seller's failure to remove Regulated Substances from the Property, whether pursuant to an approved Cleanup Plan or otherwise, (c) arise in connection with the presence of Tanks at the Property, including any remediation, cleanup, closure, removal, filling, testing, monitoring and upgrading, or (d) arise out of any breach of any representation, warranty or covenant by Seller whether under this section 8 or under any other provision of this Agreement. The provisions of this section are in addition to, and not in limitation of, any other indemnification or hold harmless provisions in the Acquisition Agreements or under any other document or agreement executed in connection herewith or therewith.

          8.5 The provisions of this section 8 shall survive the Closing.

9.  ADDITIONAL REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF SELLER.

          9.1  Seller  agrees,   represents  and  warrants  that  the  following
     statements with respect to the Property are true as of the date hereof and shall be true as of the date of Closing:

          9.1.1 Environmental Matters:

               (a) The SIC numbers for the activities now carried on within the Property are 4212 and 5093 and no activities involving any other SIC numbers shall be conducted on the Property prior to the Closing without the Purchaser's prior written consent, which consent may be arbitrarily withheld.

               (b) The Property has not been used by Seller or any previous owner, user and/or operator of the Property to generate, manufacture, refine, transport, treat, store, handle, dispose, transfer, produce or process Regulated Substances, or other dangerous toxic substances, or solid waste, except as disclosed by Seller in Exhibit 9.1.1(b) hereto.

               (c) The Property has not been, is not now being and will not be used as a "Major Facility", as such term is defined in N.J.S.A. 58:10-23.11b(1).

               (d) Seller has not caused or permitted and has no knowledge of the existence of any Release or the threat of any Release of any Regulated Substance at, on, from or beneath the surface of the Property or any other property owned by Seller within the State of New Jersey, except as set forth on Schedule 8.2. This representation specifically includes the time period during which the Property was owned, leased, used and/or occupied by any party other than Seller.

               (e) No lien has attached to any real property, revenues or other personal property interest of Seller located in the State of New Jersey, including any real property owned, leased, used and/or occupied by Seller, pursuant to CERCLA or as a result of the provision of the Spill Act, arising from any intentional or unintentional action or omission of Seller or any predecessor in interest or any previous owner, user and/or operator of the Property, resulting in the Releasing of Regulated Substances into the waters or onto the lands of the State of New Jersey, where damage may have resulted to the lands, waters, fish, shellfish, wildlife, biota, air or other resources owned, managed, held in trust or otherwise controlled by, or within the jurisdiction of the State of New Jersey, nor does the Seller have any knowledge of any facts which could give rise to such an expenditure or lien.

               (f) There exists neither any Enforcement Notice nor any facts which might result in any Enforcement Notice with respect to Seller, occupancy, interest or title to the Property.

               (g) No informational request has been issued to Seller pursuant to section 104 of CERCLA or any other federal, state or local environmental law, ordinance, regulation or rule.

               (h)   To   the    knowledge    of   Seller,    no   asbestos   or
          asbestos-containing   materials   are   installed   on,  used  on,  or
          incorporated into the Improvements.

               (i) To Seller's knowledge, no polychlorinated byphenyls are used in any electrical transformers, capacitors, fluorescent light fixtures or in any other manner whatsoever in the Improvements.

               (j) Seller has not received a written notice of intention to commence suit pursuant to any federal, state, county or local Environmental Law, and there is no basis for such written notice to be issued to Seller.

               (k) If Seller obtains knowledge prior to the Closing of the assertion of any lien, as set forth in subsections 8.3 or 9.1.1(e), or an Enforcement Notice, as set forth in subsection 9.1.1(f), or obtains knowledge of facts which may give rise to such lien or Enforcement Notice, whether written or oral, it shall immediately notify the Purchaser in writing.

               (l) Seller neither owns nor owned any property nor conducts or conducted any business outside the jurisdiction of the State of New Jersey.

          9.1.2 General Matters.

               (a) Except those disclosed to Seller on Exhibit 9.1.2(a),  Seller has received no notices of violation or otherwise (including investigation, proceeding, judgment, letter or other communication), from any governmental authority, insurance company or board of fire underwriters or other person requiring or calling attention to the need for any work, alterations, repairs, removal, cleanup or construction on or at the Property by reason of any building, safety, fire, antipollution, environmental or other law or regulation or otherwise.

               (b) Seller has no knowledge of the presence of any radon contamination at the Property.

               (c) Seller has secured all necessary licenses, permits and certificates required to operate and use the Property as presently operated and used, and there is no violation of any law with respect to the Property or any such permit, license or certificate.

               (d) The Property is connected to and served by a governmentally approved sewage system and the Seller has not discharged any substance into the sewage system in violation of applicable governmental regulations.

               (e) The Personal Property, plumbing, heating, air conditioning, sewage disposal, electrical and other systems and Fixtures are in good working order, the roof is free from leaks and there is no defect in the integrity of the foundation, any load bearing member or any system included in the Property. Such systems and building components, together with the Personal Property to be conveyed to Purchaser, will be in good working order and in substantially the same condition at Closing as on the date hereof, ordinary wear and tear excepted.

               (f) There are presently and as of the date of Closing there will be no management or other service, maintenance or other contracts affecting the Property in existence, except those set forth on Exhibit 9.1.2(f) hereto, all of which are in good standing, in full force and effect and fully assumable or terminable at will, at the discretion of the owner of the Property.

               (g) The Property and the use(s) thereof are not in violation of applicable land use, construction or other laws, or any private agreements or restrictions, whether or not of record.

               (h) All Improvements located on the Property are within the boundary lines described in the deed into Seller and within applicable set-back requirements, and there are no encroachments onto the Property from adjacent properties.

               (i) The Property is zoned to permit Purchaser's proposed use of the Property, without any variances, nonconforming use, conditional use or other permits, approvals or other special legal approvals or status.

               (j) The Property is not within any flood plain or flood hazard area and includes no Wetlands, whether or not designated by federal, state or local agencies. No Wetlands within the property have ever been disturbed or filled except in compliance with applicable laws. No portion of the Premises has been filled with soil or any other substances or materials, including Regulated Substances. The Property is not and has never been subject to any claims or rights of the United States of America as lands now or formerly flowed by tidal waters.
               (k) There are two (2) Tanks located within the Property. All such Tanks have been registered with the NJDEP pursuant to the Tank Laws. Seller shall supply Purchaser with copies of each registration and recertification. In addition to registration, to Seller's knowledge, Seller has in all respects complied with the Tank Laws and there have been no Releases of Regulated Substances from any such Tanks.

               (l) There has been no federally, state, locally or privately funded or ordered removal or remedial action affecting the Property and there is no basis for any such action.

               (m) The  Property is not assessed  under the Farmland  Assessment
          Act.

               (n) There are no proceedings or applications presently pending for a change of the zoning or, except for the pending application for the upgraded transfer permit, use of the Property or of properties contiguous to or located within 200 feet of the Property.

               (o) There are no claims, suits, actions or proceedings pending, threatened against, relating to or adversely affecting any use, right, title or interest of Seller in and to the Property or which constitute or would constitute a lien, encumbrance or cloud on title to or interference with the ownership or use of the Property.

               (p) The sale, transfer and delivery of the Property by Seller to Purchaser will not violate any federal, state or local law.

               (q) Except with respect to the Option Agreement, Seller has not made any other contract to sell or transfer any interest in the Property to anyone else.

               (r) To Seller's knowledge, there are no artifacts, relics or ancient ruins of archaeological significance, mines of any nature whatsoever or other hidden obstructions or latent conditions located upon or beneath the Property, which would preclude, limit or adversely affect Purchaser's intended use and occupancy of the Property.

               (s) Seller has not failed to disclose to Purchaser any relevant and material information concerning the Property.

          9.2 If Seller becomes aware of any fact or circumstance which changes, contradicts or renders incomplete a representation made by Seller in this Agreement, Seller will immediately give written notice to Purchaser of such fact or circumstance.

          9.3 Seller agrees to generally maintain the Property until the Closing and to deliver the offices located at the Property in "broom-clean" condition, free and clear of all occupants and with all of Seller's personal property removed, except for the Personal Property included in this sale.

          9.4 Wherever reference is made in this Agreement to the "knowledge" of Seller, such term means: (a) the actual knowledge of Seller, (b) the constructive knowledge of Seller based upon its inquiry with respect to conversations had with and/or writings received from any person having supervisory or managerial responsibility for the operations, environmental and/or financial aspects of the business of Seller, the subject matter of which materially affects the environmental liabilities, contingent liabilities, compliance with laws or financial affairs or business of Seller.
                                    -15-

              10.  RISK OF LOSS.

          10.1 The risk of loss due to damage to the Property beyond ordinary wear and tear prior to the Closing shall be upon Seller. Damage to the Property shall include any event which gives rise to an Environmental Condition. Seller shall maintain in force upon the Improvements, through the date of the Closing, a policy of all-risk hazard insurance with extended coverage provisions in an amount not less than the purchase price hereunder and shall provide a copy of such policy to Purchaser if Purchaser so requests.

          10.2 Within 7 days prior to the Closing, Purchaser shall have the right to inspect the Property. If the Property is damaged beyond normal wear and tear, Seller will, at Purchaser's sole option, (a) before Closing or as reasonably soon thereafter as is feasible, repair or remediate the damage to the satisfaction of any governmental authority having jurisdiction and to the reasonable satisfaction of Purchaser, or (b) at Closing give Purchaser a credit against the purchase price in the amount of the estimated cost of such repair or remediation, or (c) if the loss was insured against, assign to Purchaser at Closing any insurance proceeds received or receivable by Seller on account of any damage and give Purchaser a credit against the purchase price in the amount of any deductible.

          10.3 If Purchaser elects to have Seller repair or remediate the Property pursuant to section 10.2, all such repairs or remediation measures shall be completed within thirty (30) days if the estimated cost of repair or remediation is less than $150,000. Any repairs made or remediation measures taken by Seller shall be done in a workmanlike manner, using only first quality materials, by a contractor approved by Purchaser. The Closing shall, at Purchaser's sole option, be adjourned for a reasonable period of time to permit completion of the repairs or remediation measures. Seller agrees to assign to Purchaser any guarantee or warranty received by Seller in connection with Seller's repairs. Notwithstanding anything in this section 10 to the contrary, Purchaser shall have no obligation to take title to the Property if the cost of repair or remediation of the loss exceeds $150,000 and until the completed repairs or remediation measures has been inspected and approved by Purchaser. If the damage is caused by an event which gives rise to an Environmental Condition, Purchaser shall have no obligation to take title to the Property until the NJDEP has approved the completed remediation.

          11. BROKERAGE. Purchaser and Seller respectively represent to each other that no broker has been involved in connection with any aspect of this sale. Each party agrees to indemnify the other from and against any loss, damage or expenses (including litigation costs and reasonable attorney's fees) by reason of any claim for compensation or commission by any broker based upon an allegation of relations or negotiations between the claimant and the indemnitor inconsistent with the representations herein made. This representation, warranty and Agreement shall survive the Closing or termination of this Agreement.

          12. NOTICES. Any notices or other communications provided for hereunder may be given by the party or its attorney, shall be in writing and shall be either (a) hand-delivered to the other party at the address first set forth above or to its attorney (Harvey R. Poe, Esq., having an address at 256 Columbia Turnpike, Columbia Commons - Suite 202, Florham Park, New Jersey 07932), for Seller and Jeffrey Levine, General Counsel, having an address at 67 Walnut Avenue Suite 103, Clark, New Jersey 07066, for Purchaser, (b) deposited with a nationwide, overnight courier delivery service for delivery to the other party or to that party's attorney at the address set forth above or (c) mailed by certified mail, return receipt requested, postage prepaid to the other party or to that party's attorney at the address set forth above. All notices shall be deemed to have been given either when hand-delivered, 1 day after having been deposited with a nationwide, overnight courier delivery service or 2 days following the date of mailing. In order to be effective, copies of any notice having to do with the Deposit or other duties of the Escrow Agent must be sent in the manner aforesaid to the Escrow Agent at its address set forth on the signature page hereof.

              13.  LIENS AND ENCUMBRANCES.

          13.1 If, at the time of Closing, the Property shall be subject to any liens such as for judgments or transfer, inheritance, estate, franchise, license or other similar taxes, any mortgages or other encumbrances or other Title Question whatsoever which would be grounds for Purchaser to reject title hereunder, at Purchaser's sole option, none of the same shall be deemed a Title Question if, at the time of Closing, either (a) Seller uses all or a portion of the purchase price to satisfy same and delivers to Purchaser at the Closing (i) if the lien is held by a noninstitutional lender, instruments in recordable form sufficient to satisfy and discharge of record such liens and encumbrances or (ii) if the lien is held or asserted by a governmental agency or an institutional lender, a payoff letter issued by the lienholder setting forth the amount necessary to pay the lien in full, together with the cost of recording or filing such instruments, or (b) the Title Company will issue or bind itself to issue a policy which will insure Purchaser against collection thereof from or enforcement thereof against the Property, such policy to be at regular rates or with any excess premium therefor to be paid by Seller. If request is made within a reasonable time prior to the date of Closing, Purchaser agrees to provide at the Closing separate certified, attorney's trust account or bank cashiers checks aggregating the balance of the purchase price to be paid to Seller at Closing in order to facilitate the satisfaction of any such liens or other Title Questions, which shall not be deemed defects in or objections to title if Purchaser has so agreed and if Seller shall comply with the foregoing requirements.

          13.2  Purchaser   shall  have  the  right  to  satisfy  any  liens  or
     encumbrances affecting the Property out of the proceeds of sale. Seller shall not encumber the Property following the date hereof.

          14. ASSESSMENTS. All assessments for public improvements which have been completed or initiated on or before the date of the Closing are to be paid in full or allowed by Seller on the date of Closing. All other assessments shall be Purchaser's responsibility. Unconfirmed assessments or improvements, if any, shall be paid and allowed by Seller on account of the purchase price if the improvement or work has been completed or initiated on or before the Closing. Seller represents and warrants that no unpaid assessments for public improvements are presently pending against the Property and that it knows of no unconfirmed assessments or improvements planned, completed or under construction as of the date hereof with respect to the Property. If Seller is responsible for unconfirmed assessments or improvements as above provided, Seller shall deposit such sums in escrow with Purchaser's attorney or the Title Company as in the reasonable estimation of the Title Company may be required to satisfy the unconfirmed assessments or improvements in full. However, Seller shall continue to remain liable in full for any deficiency which may arise if the escrowed amount proves insufficient. The escrowee shall pay such sums in discharge of the liability once the same becomes fixed and promptly refund any excess to Seller. The provisions of this section 14 shall survive the Closing.

              15.  CONDEMNATION.

          15.1 Seller represents that it has not received any notice of taking or other notification of anticipated or pending condemnation proceedings affecting the Property. If proceedings to condemn the Property or any part thereof as would impair Purchaser's intended use of the Property in Purchaser's sole judgment, commence before the Closing, then Purchaser shall promptly after its receipt of notice of the proceeding provide Seller notice of terminating this Agreement, in which event Seller shall return to Purchaser the Deposit together with all interest earned thereon. If Purchaser does not elect to terminate this Agreement or if the proceedings to condemn relate to a part of the Property as would not, in Purchaser's sole judgment impair Purchaser's intended use of the Property, then Purchaser shall purchase the Property, in which event at the Closing Seller shall assign to Purchaser all of Seller's right, title and interest in and to any claim Seller may have or award or settlement Seller may be entitled to receive in the condemnation proceedings and credit Purchaser with the amount of any condemnation proceeds theretofore paid to or on behalf of Seller.

          15.2 If Purchaser purchases the Property as above provided and an award is rendered to or settlement reached by and paid to Seller before Closing, then the purchase price to be paid hereunder shall be reduced by the full amount thereof. Seller agrees to advise Purchaser in writing of any notice of taking or other notification of anticipated or pending condemnation proceedings promptly upon Seller's receipt of same and further agrees to permit Purchaser to participate in any such condemnation proceeding as a "contract purchaser" if this Agreement is not terminated.
                                     -17-

     16. SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of and shall be binding upon the Purchaser and Seller, and their respective heirs, executors, administrators, successors and assigns. Purchaser may assign this Agreement to its nominees without obtaining the prior written consent of Seller.

     17. RECORDING. This Agreement or any memorandum or notice hereof may be recorded or filed by Purchaser at any time. Purchaser may file a Notice of Settlement prior to Closing and Seller agrees to cooperate fully with Purchaser in connection therewith.

     18. LIMITATION ON LIABILITY. If Purchaser defaults under this Agreement, Seller's sole remedy shall be to retain the Deposit plus all interest earned thereon, which amounts the parties hereby fix and settle as liquidated damages, and thereafter this Agreement shall be null and void and neither party shall have any further rights against the other.

     19.   SURVIVAL  OF   REPRESENTATIONS.   All   agreements,   warranties  and
representations made by Seller herein shall survive the Closing.

     20. COUNTERPARTS. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute the original hereof. When counterparts have been executed by and delivered to all parties hereto, or their counsel, they shall have the same effect as if the signatures were all on the same copy hereof.

     21. GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the State of New Jersey.

     22. EFFECTIVE DATE. This Agreement shall be effective on the earliest date on which this Agreement has been duly executed by the parties hereto and each of the Acquisition Agreements has been duly executed by the parties thereto.


     IN WITNESS WHEREOF, the parties have executed or caused their authorized representatives to execute this Agreement as of the date first set forth above.


ATTEST:                       KARAT CORP., Purchaser

/s/ Jeffrey E. Levine         By:/s/ Carlos E. Aguero
                              Carlos E. Aguero, President

WITNESS:                      LOMAC REALTY, A Partnership,
                              Seller

/s/ Harvey R. Poe             By: /s/ Don J. Lotano
                              Don J. Lotano, General Partner

/s/ Harvey R. Poe             By: /s/ Frank J. Lotano
                              Frank J. Lotano,General Partner

/s/ Harvey R. Poe             By: /s/ Arline M. Lotano
                              Arline M. Lotano, General Partner

The undersigned agrees to act as Escrow Agent under the terms and conditions of the within Agreement:

                             /s/ Harvey R. Poe
                             Name: Harvey R. Poe
                             Address: 256 Columbia Turnpike
                                      Columbia Commons
                                      Suite 202
                                      Florham Park, NJ 07932

                    List of Exhibits :

Exhibit 2.1          Land Description
Exhibit 2.2          Personal Property
Exhibit 2.3          Service and other Contracts; Assumptions
Exhibit 3.2          Leases
Exhibit 4.1(c)       Lomac Note
Exhibit 8.2          Permitted Uses and Disclosure of Regulated Substances
Exhibit 9.1.1(b)     Prior Uses
Exhibit 9.1.2(a)     Violations
Exhibit 9.1.2(f)     Contracts

                                   Exhibit 2.1
                                Land Description


                                   Exhibit 2.2
                                Personal Property


                                   Exhibit 2.3
                    Service and other Contracts; Assumptions
                                      None


                                   Exhibit 3.2
                                     Leases

        1. Lease Agreement between Lomac Realty Partnership, as Landlord, and Statewide Environmental Contractors, Inc., as Tenant, dated June 1, 1994.

        2. Lease Agreement between Lomac Realty Partnership, as Landlord, and Recycling Industries, Inc., as Tenant, dated June 1, 1994.



                                 Exhibit 4.1(c)
                                   Lomac Note


                                   Exhibit 7.2
                               Property Conditions


                                   Exhibit 8.2
             Permitted Uses and Disclosure of Regulation Substances


                                Exhibit 9.1.1(b)
                                   Prior Uses


                                Exhibit 9.1.2(a)
                                   Violations


                                Exhibit 9.1.2(f)
                                    Contracts